Exhibit 99.1

Kewaunee Scientific

Reports Results for Second Quarter of Fiscal Year 2021

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III (704) 871-3274

STATESVILLE, N.C. December 9, 2020 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its second quarter of fiscal year 2021, ended October 31, 2020.

Sales for the quarter were $39,000,000, a 1.8% decrease from sales of $39,722,000 in the prior year second quarter. Pre-tax loss for the quarter was $362,000 compared to $158,000 for the prior year period. Net losses improved for the quarter to a loss of $180,000, or ($0.07) per diluted share, as compared to a loss of $2,178,000, or $(0.79) per diluted share, for the quarter ended October 31, 2019. EBITDA for the quarter was $353,000 compared to $502,000 for the prior year period. The Company’s order backlog was $96 million at October 31, 2020, as compared to $101 million at April 30, 2020 and $92 million at October 31, 2019.

Domestic Segment

Domestic sales for the quarter were $28,772,000, a decrease of 8.9% from sales of $31,584,000 in the second quarter of last year. Net earnings for the Domestic Segment were $168,000 compared to $149,000 for the prior year period. Domestic segment EBITDA was $1,189,000 compared to $1,314,000 for the prior year period. Sales and EBITDA declined during the period when compared to the prior year period as delays in project completion and access to construction sites due to the coronavirus (“COVID”) pandemic continued to impact the pace at which the segment was able to operate during the quarter. Operating costs were higher than normal due to additional COVID-related expenses as well as expenses related to previously disclosed strategic initiatives, including investing in domestic technology infrastructure and the re-capitalization of certain aspects of domestic manufacturing operations.

International Segment

International sales for the quarter were $10,228,000, up 25.7% from sales of $8,138,000 in the second quarter last year. Net earnings for the International Segment were $465,000 compared to a net loss of $1,724,000 for the prior year period. International Segment EBITDA was $775,000 compared to $463,000 for the prior year period. The increase in sales and profitability resulted from strong international demand coupled with reduced COVID-related restrictions in certain markets that allowed access to project sites that were closed in the prior quarter, which resulted

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 ● FAX 704-873-1275

in increased billings. Additionally, last year’s earnings were negatively impacted by the tax implications of the Company’s revocation of its indefinite reinvestment of foreign unremitted earnings assertion for Kewaunee Labway India Pvt. Ltd.

Corporate Expenses

Corporate expenses for the quarter were $1,743,000, an increase of 24.1% from corporate expenses of $1,405,000 in the second quarter of last year. The primary drivers of increased corporate expenses were increases in professional fees and an increase in pension expense due to changes in underlying valuation assumptions as of April 30, 2020.

Liquidity and Managed Working Capital

Cash on hand was $6,240,000 at the end of the quarter, as compared to $5,215,000 at April 30, 2020. Working capital was $28,530,000, as compared to $27,171,000 at April 30, 2020. Short-term debt was $7,592,000 at the end of the quarter, as compared to $4,719,000 at April 30, 2020. The debt-to-equity ratio at October 31, 2020 was .44-to-1, as compared to .36-to-1 at April 30, 2020.

“As we successfully manage through the challenges presented by COVID, we continue to focus on strengthening our core business. Investments in talent, technology and manufacturing operations, combined with a strong backlog, position Kewaunee well to respond to what I expect will be a long-term increase in demand for the products and services that Kewaunee provides,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer.

“While varying degrees of limitations continued during our second quarter due to COVID, there were bright spots worth highlighting. Our Domestic team mobilized to rapidly deliver a large laboratory table order for a COVID testing lab being built by a large State Department of Health. The Indian laboratory market rebounded from a sharp decline in the first quarter of the fiscal year, contributing to the strong performance from our International segment during the quarter. We also continue to see robust activity in the marketplace from a laboratory planning, budgeting, and bidding perspective. While this activity has been slow to translate into awarded projects over the past nine months, I expect the pace of awards to increase in the coming calendar year.”

“The third quarter is typically the Company’s slowest quarter due to the number of manufacturing days and a general slow-down in construction schedules. This, coupled with the slow-down in project awards experienced during the onset of COVID, will result in a challenging quarter. Looking to the fourth quarter, I expect our financial performance to improve based on our backlog and current booking activity.”

EBITDA and Segment EBITDA Reconciliation

Quarter Ended October 31, 2019	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$149	$(1,724)	$(603)	$(2,178)
Add/(Less):
Interest Expense	—	7	128	135
Interest Income	—	(103)	(3)	(106)
Income Taxes	597	2,208	(802)	2,003
Depreciation and Amortization	568	75	5	648

EBITDA	$1,314	$463	$(1,275)	$502

Quarter Ended October 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$168	$465	$(813)	$(180)
Add/(Less):
Interest Expense	—	1	127	128
Interest Income	—	(56)	(1)	(57)
Income Taxes	427	306	(930)	(197)
Depreciation and Amortization	594	59	6	659

EBITDA	$1,189	$775	$(1,611)	$353

Year to Date October 31, 2019	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$1,544	$(1,304)	$(1,947)	$(1,707)
Add/(Less):
Interest Expense	—	14	288	302
Interest Income	—	(252)	(5)	(257)
Income Taxes	762	2,371	(961)	2,172
Depreciation and Amortization	1,133	148	11	1,292

EBITDA	$3,439	$977	$(2,614)	$1,802

Year to Date October 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$1,161	$589	$(2,528)	$(778)
Add/(Less):
Interest Expense	—	1	204	205
Interest Income	—	(105)	(2)	(107)
Income Taxes	427	327	(930)	(176)
Depreciation and Amortization	1,206	128	12	1,346

EBITDA	$2,794	$940	$(3,244)	$490

About Non-GAAP Measures

We calculate EBITDA and Segment EBITDA as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and our investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and our method for calculating EBITDA and Segment EBITDA can vary as compared to other companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, competitive and general economic conditions and the rapidly evolving COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2020, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended		Six months ended
	October 31,		October 31,
	2020	2019	2020	2019
Net sales	$39,000	$39,722	$75,423	$79,058
Cost of products sold	32,605	33,406	63,147	65,796

Gross profit	6,395	6,316	12,276	13,262
Operating expenses	6,406	6,355	12,563	12,525

Operating earnings (loss)	(11)	(39)	(287)	737
Pension expense	(289)	(113)	(577)	(226)
Other income	66	129	120	298
Interest expense	(128)	(135)	(205)	(302)

Earnings (loss) before income taxes	(362)	(158)	(949)	507
Income tax expense (benefit)	(197)	2,003	(176)	2,172

Net loss	(165)	(2,161)	(773)	(1,665)
Less: net earnings attributable to the noncontrolling interest	15	17	5	42

Net loss attributable to Kewaunee Scientific Corporation	$(180)	$(2,178)	$(778)	$(1,707)

Net loss per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	($0.07)	($0.79)	($0.28)	($0.62)
Diluted	($0.07)	($0.79)	($0.28)	($0.62)
Weighted average number of common shares outstanding
Basic	2,759	2,750	2,757	2,750
Diluted	2,759	2,750	2,757	2,750

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	Oct 31,	April 30,
	2020	2020
	(Unaudited)
Assets
Cash and cash equivalents	$5,759	$4,365
Restricted cash	481	850
Receivables, less allowances	33,753	28,062
Inventories	16,124	15,330
Income tax receivable	3,220	2,717
Prepaid expenses and other current assets	3,053	2,907

Total Current Assets	62,390	54,231
Net property, plant and equipment	16,218	16,272
Right of use assets	9,157	9,312
Other assets	3,597	4,114

Total Assets	$91,362	$83,929

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,592	$4,719
Current portion of lease obligations	1,301	1,301
Accounts payable	17,258	13,114
Other current liabilities	7,709	7,926

Total Current Liabilities	33,860	27,060
Long-term portion of lease obligations	7,898	7,893
Other non-current liabilities	11,535	10,273

Total Liabilities	53,293	45,226
Kewaunee Scientific Corporation equity	37,830	38,415
Noncontrolling interest	239	288

Total Stockholders’ Equity	38,069	38,703

Total Liabilities and Stockholders’ Equity	$91,362	$83,929